Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements No. 333-103721 on Form S-3 and No. 333-60810 and 333-127495 on Form S-8 of our report dated February 27, 2009, relating to the 2008 financial statements of California Water Service Group and the effectiveness of California Water Service Group’s internal control over financial reporting as of December 31, 2008, appearing in this Annual Report on Form 10-K of California Water Service Group for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
San Francisco, California
February 27, 2009